Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Introduction

On December 16, 2014, Forest Oil Corporation (“Old Forest”), Sabine Investor Holdings LLC, a Delaware limited liability company (“Sabine Investor Holdings”), FR XI Onshore AIV, LLC, a Delaware limited liability company (“AIV Holdings”), Sabine Oil & Gas Holdings LLC, a Delaware limited liability company (“Sabine Holdings”), Sabine Oil & Gas Holdings II LLC, a Delaware limited liability company (“Sabine Holdings II”) and Sabine Oil & Gas LLC (“Sabine”) entered into Amendment No. 1 (“Amendment No. 1”) to the Amended and Restated Agreement and Plan of Merger, dated as of May 5, 2014, and amended and restated as of July 9, 2014 (the “Original Merger Agreement” and the Original Merger Agreement as amended by Amendment No. 1, the “Amended Merger Agreement”).

Pursuant to the terms of the Original Merger Agreement, Sabine Investor Holdings agreed to contribute all of its equity interests in Sabine Holdings, and AIV Holdings agreed to contribute all of the equity interests in two other holding companies, FR NFR Holdings, Inc. and FR NFR, PI, Inc., to Old Forest, with Sabine Holdings becoming a wholly owned subsidiary of Old Forest (the “Contribution”). Pursuant to the terms of Amendment No. 1, the consideration payable to Sabine Investor Holdings and AIV Holdings in connection with the Contribution was modified such that upon the consummation of the Contribution, Sabine Investor Holdings and AIV Holdings received 59,941,540 and 19,300,376 shares of Old Forest common stock (the “Common Shares”), respectively, and 1,897,860 and 611,085 shares of Old Forest Series A senior non-voting equity equivalent preferred stock (the “Series A Preferred Shares”)(convertible into an aggregate 250,894,494 Common Shares), collectively representing approximately a 73.5% economic interest in Old Forest and 40% of the total voting power in Old Forest. Holders of Common Shares immediately prior to the closing of the Combination continued to hold their Common Shares following the closing of the Transactions (the “Closing”), which immediately following the Closing represented approximately a 26.5% economic interest in Old Forest and 60% of the total voting power in Old Forest. Immediately following the Closing, AIV Holdings contributed all of the Common Shares and Series A Preferred Shares it received in the Contribution to Sabine Investor Holdings. Together, these transactions are referred to as the “Combination.”

The Series A Preferred Shares are convertible into Common Shares at the option of Sabine Investor Holdings if (1) Sabine Investor Holdings is able to convert a portion of the Series A Preferred Shares into Common Shares and, as a result of such conversion, would not, together with affiliates, hold more than 50% of the combined company (the “Company”)’s voting power and (2) the Company’s board of directors approves such conversion (such approval not to be unreasonably withheld). In addition, Series A Preferred Shares will convert automatically if Sabine Investor Holdings transfers such shares to a third party and such third party would not, together with its affiliates, hold more than 50%of the Company’s voting power upon receipt of such shares as voting securities.

The following unaudited pro forma condensed consolidated combined financial statements present the combination of the historical consolidated financial statements of Sabine O&G and Old Forest adjusted to give effect to the Combination as well as certain dispositions of assets by each of Sabine O&G and Old Forest during the periods presented. The unaudited pro forma condensed consolidated combined statements of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 combine the historical consolidated statements of operations of Sabine O&G and the historical consolidated statements of operations of Old Forest, giving effect to the applicable dispositions and the Combination as if they had been consummated on January 1, 2013, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated combined balance sheet combines the historical consolidated balance sheet of Sabine O&G and the historical condensed consolidated balance sheet of Old Forest as of September 30, 2014, giving effect to the Combination as if it had been consummated on September 30, 2014. The historical consolidated financial statements of Old Forest have been adjusted to reflect certain reclassifications in order to conform to Sabine O&G’s consolidated financial statement presentation.

The unaudited pro forma condensed consolidated combined financial statements were prepared using the acquisition method of accounting with Sabine O&G considered the predecessor of the Company or the acquirer of Old Forest in the Combination. Under the acquisition method of accounting, the purchase price is allocated to the underlying Forest assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill.

Management performed an estimation of fair values of Old Forest’s assets and liabilities as of December 16, 2014. The value of the consideration given by Sabine Investor Holdings and AIV Holdings upon the consummation of the Combination was determined based on the closing price of Old Forest’s common shares on the closing date of the Combination. The preliminary estimated fair value of Old Forest’s assets and liabilities is based on discussions with Old Forest’s management, preliminary valuation studies, due diligence, and information presented in Old Forest’s public filings, the most significant assumptions related to the estimated fair values assigned to oil and gas properties. As additional information becomes available and as additional analyses are performed, adjustments may be necessary which may include adjustments to confirm Old Forest’s accounting policies to Sabine O&G’s accounting policies. Any increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated combined financial statements presented below.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed consolidated combined financial statements (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the pro forma condensed consolidated combined financial statements to give effect to pro forma events that are: (1) directly attributable to the Combination; (2) factually supportable; and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results of Sabine O&G and Old Forest following the Combination. The unaudited pro forma condensed consolidated combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Combination occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future operating results or financial position of the combined company following the Combination.

The unaudited pro forma condensed consolidated combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Combination and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed consolidated combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the Combination. The unaudited pro forma condensed consolidated combined financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Combination, as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the Combination. However, such costs could affect the combined company following the Combination in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated combined financial statements do not reflect the effect of any regulatory actions that may affect the results of the combined company following the Combination.

The unaudited pro forma condensed consolidated combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

•	the historical audited consolidated financial statements of Sabine O&G for the year ended December 31, 2013 disclosed in this current report;

•	the historical unaudited consolidated financial statements of Sabine O&G as of and for the nine months ended September 30, 2014, disclosed in this current report;

•	the historical audited consolidated financial statements of Old Forest as of and for the year ended December 31, 2013, disclosed in Annex B to Schedule 14A for Forest Oil Corporation filed with the Securities and Exchange Commission (“SEC”) on October 20, 2014;

•	the historical unaudited condensed consolidated financial statements of Old Forest as of and for the nine months ended September 30, 2014, disclosed in Annex B to Schedule 14A for Forest Oil Corporation filed with the SEC on October 20, 2014; and

•	other information relating to Sabine O&G and Old Forest contained in this current report and in Annex B to Schedule 14A for Forest Oil Corporation filed with the SEC on October 20, 2014.

SABINE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

COMBINED STATEMENT OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Nine Months Ended September 30, 2014
	Sabine O&G Predecessor Historical	Sabine O&G Divestiture Adjustments (a)	Old Forest Historical	Old Forest Divestiture Adjustments (b)	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues:
Oil, natural gas, and natural gas liquids	$355,401	$—	$186,616	$(25,158)	$—		$516,859
Other	1,145	—	1,068	—	—		2,213

Total revenues	356,546	—	187,684	(25,158)	—		519,072

Costs, expenses, and other:
Lease operating expenses	34,662	—	43,254	(4,233)	—		73,683
Marketing, gathering, transportation and other	17,091	—	7,122	(1,456)	—		22,757
Production and ad valorem taxes	15,579	—	7,231	(1,326)	—		21,484
General administrative expenses	20,584	—	22,451	(1,357)	—		41,678
Depletion, depreciation, and amortization	142,995	—	62,639	(12,502)	—		193,132
Impairment	1,659	—	204,621	—	—		206,280
Interest expense	80,383	—	47,631	(56)	—		127,958
Realized and unrealized losses on derivatives instruments, net	1,611	—	353	—	—		1,964
Other, net	11,001	—	4,356	17,959	(20,157	)(j)	13,159

Total costs, expenses, and other	325,565	—	399,658	(2,971)	(20,157)		702,095
Loss before income taxes	30,981	—	(211,974)	(22,187)	20,157		(183,023)
Income tax (benefit) expense	—	—	(2,405)	(8,022)	2,259	(d)	(146)
				8,022 (b)

Net Income / (loss)	$30,981	$—	$(209,569)	$(22,187)	$17,898		$(182,877)

Basic loss per common share	$—	$—	$(1.79)	$(0.19)	$—		$(0.92	)(i)

Diluted loss per common share	$—	$—	$(1.79)	$(0.19)	$—		$(0.92	)(i)

Weighted Average Shares Outstanding:
Basic	—	—	117,113	117,113	—		199,290	(i)
Diluted	—	—	117,113	117,113	—		199,290	(i)

The accompanying notes are an integral part of, and should be read together with,

this unaudited pro forma condensed combined financial information.

SABINE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

COMBINED STATEMENT OF OPERATIONS

(In Thousands, Except Share Amounts)

	Year Ended December 31, 2013
	Sabine O&G Predecessor Historical	Sabine O&G Divestiture Adjustments (a)	Old Forest Historical	Old Forest Divestiture Adjustments (b)	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues:
Oil, natural gas, and natural gas liquids	$354,223	$(52,083)	$441,341	$(226,398)	$—		$517,083
Other	755	—	331	—	—		1,086

Total revenues	354,978	(52,083)	441,672	(226,398)	—		518,169

Costs, expenses, and other:
Lease operating expenses	42,491	(4,081)	76,675	(35,142)	—		79,943
Marketing, gathering, transportation and other	17,567	(2,132)	11,895	(2,547)	—		24,783
Production and ad valorem taxes	17,824	(4,108)	14,857	(5,569)	—		23,004
General administrative expenses	27,469	—	54,826	(18,498)	—		63,797
Depletion, depreciation, and amortization	137,068	(17,009)	171,557	(94,432)	—		197,184
Ceiling test write-down of oil and natural gas properties	—	—	57,636	—	—		57,636
Interest expense	99,471	(4,162)	119,829	(53,684)	—		161,454
Realized and unrealized losses on derivatives instruments, net	(814)	—	3,786	—	—		2,972
Other, net	3,325	(124)	(142,606)	142,637	—	(j)	3,232

Total costs, expenses, and other	344,401	(31,616)	368,455	(67,235)	—		614,005
Income (loss) before income taxes	10,577	(20,467)	73,217	(159,163)	—		(95,836)
Income tax (benefit) expense	—	—	(707)	(57,522)	3,267	(d)	2,560
				57,522 (b)
Net Income / (loss)	$10,577	$(20,467)	$73,924	$(159,163)	$(3,267)		$(98,396)

Basic earnings per common share	$—	$—	$0.62	$(1.37)	$—		$(0.49	)(i)

Diluted earnings per common share	$—	$—	$0.62	$(1.37)	$—		$(0.49	)(i)

Weighted Average Shares Outstanding:
Basic	—	—	116,125	116,125	—		199,290	(i)
Diluted	—	—	116,125	116,125	—		199,290	(i)

The accompanying notes are an integral part of, and should be read together with,

this unaudited pro forma condensed combined financial information.

SABINE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

COMBINED BALANCE SHEET

(In Thousands)

	As of September 30, 2014
	Sabine O&G Predecessor Historical	Old Forest Historical	Old Forest Divestiture Adjustments (b)	Pro Forma Adjustments (c)		Pro Forma As Adjusted
Assets:

Current assets:
Cash and cash equivalents	$5,774	$823	$184,222	$—		$190,819
Account receivable, net	96,245	38,306	—	—		134,551
Prepaid expenses and other current assets	3,938	6,203	(4)	(107	)(e)	10,030
Deferred income taxes	—	—	—	—		—
Derivative instruments	12,819	8,033	—	—		20,852

Total current assets	118,776	53,365	184,218	(107)		356,252

Property, plant, and equipment:
Oil and natural gas properties (full cost method)
Proved, net of accumulated depletion of $2,190,113 and $8,722,987	1,535,352	663,853	(207,475)	(385,315	)(e)	1,606,415
Unproved	170,220	46,840	(6,720)	97,525	(e)	307,865

Net oil and natural gas properties	1,705,572	710,693	(214,195)	(287,790)		1,914,280
Other property and equipment, net of accumulated depreciation and amortization of $11,538 and $45,892	15,921	6,199	(124)	—		21,996

Total property, plant, and equipment	1,721,493	716,892	(214,319)	(287,790)		1,936,276

Other assets:
Derivatives instruments	1,422	1,134	—	—		2,556
Deferred income taxes	—	3,203	—	3,125	(f)	6,328
Goodwill	173,547	134,434	(30,920)	63,996	(e)	341,057
Other long term assets	19,631	18,457	(1,748)	(9,164	)(e)	27,176

Total other assets	194,600	157,228	(32,668)	57,957		377,117

Total assets	$2,034,869	$927,485	$(62,769)	$(229,940)		$2,669,645

Liabilities and member’s capital/shareholders’ equity:

Current liabilities:
Accounts payable and accrued liabilities	$193,863	$157,672	$(1,146)	$21,577	(e)(g)	$371,966
Accrued interest	15,364	13,244	—	—		28,608
Derivatives instruments	5,293	563	—	—		5,856
Deferred income taxes	—	3,203	—	8,650	(f)	11,853
Other short-term obligations	44	4,976	(115)	(388	)(e)	4,517

Total current liabilities	214,564	179,658	(1,261)	29,839		422,800

Long-term liabilities:
Long-term debt	1,569,016	813,155	—	(418,295	)(e)	1,963,876
Asset retirement obligation	14,872	20,487	(3,514)	—		31,845
Derivatives instruments	3,899	601	—	—		4,500
Deferred income taxes	—	—	—	—	(f)	—
Other long-term obligations	527	61,620	(1,649)	(1,371	)(e)	59,127

Total long-term liabilities	1,588,314	895,863	(5,163)	(419,666)		2,059,348

Member’s capital/shareholders’ equity:

Sabine member’s capital	1,523,008	—	—	(1,523,008	)(h)	—
Forest common stock, 119,369,323 shares issued and outstanding	—	11,937	—	7,879	(h)	19,816
Forest preferred stock (pro forma)	—	—	—	24,948	(h)	24,948
Forest capital surplus	—	2,560,353	—	(904,760	)(e)(g)(h)	1,655,593
Retained deficit	(1,291,017)	(2,711,639)	(56,345)	2,546,141	(f)(g)(h)	(1,512,860)
Accumulated other comprehensive loss	—	(8,687)	—	8,687	(h)	—

Total member’s capital/shareholders’ equity	231,991	(148,036)	(56,345)	159,887		187,497

Total liabilities and member’s capital/shareholders’ equity	$2,034,869	$927,485	$(62,769)	$(229,940)		$2,669,645

The accompanying notes are an integral part of, and should be read together with,

this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

Overview

The pro forma financial statements have been prepared assuming the Combination is accounted for using the acquisition method of accounting with Sabine O&G as the acquiring entity. Under acquisition accounting, Sabine O&G’s assets and liabilities will retain their carrying values and Old Forest’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The preliminary estimated fair value of Old Forest’s assets and liabilities approximates the preliminary estimated purchase price. The pro forma adjustments have been prepared as if the Combination had taken place on September 30, 2014 in the case of the pro forma balance sheet and on January 1, 2013 in the case of the pro forma statements of operations. The Combination and adjustments are described in Note 2. “Divestiture and Pro Forma Adjustments and Assumptions” to these unaudited pro forma condensed consolidated combined financial statements.

The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with (i) Sabine O&G’s (as predecessor) historical consolidated financial statements and related notes for the year ended December 31, 2013 and for the nine months ended September 30, 2014 and (ii) Old Forest’s historical consolidated financial statements and related notes for the year ended December 31, 2013 and for the nine months ended September 30, 2014.

Certain reclassifications have been made to reflect comparability of financial information. However, the pro forma condensed consolidated combined financial statements may not reflect all adjustments necessary to conform the accounting policies of Old Forest to those of Sabine O&G due to limitations on the availability of information as of the date of this current report. The pro forma adjustments represent management’s estimates based on information available as of the date of this document and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Combination that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Combination are not included in the pro forma statements of operations.

Purchase Price

The following table summarizes the deemed purchase price (in thousands, except per share data) paid by Sabine O&G for Old Forest:

Common stock outstanding at Combination	120,048
Common stock price (1)	$0.34

Common stock value	$40,816

Consideration	$40,816

(1)	The purchase price is based on the fair value of the issued and outstanding Old Forest common shares as of the closing date. The estimated fair value of the Sabine common shares is based on the closing price as of December 16, 2014.

Purchase Price Allocation

The unaudited pro forma condensed consolidated combined financial statements were prepared using the acquisition method of accounting with Sabine O&G considered the acquirer or predecessor. Under the acquisition method of accounting, tangible and identifiable assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price over the preliminary estimated fair values of net assets acquired is recorded as goodwill. As additional information becomes available and as additional analyses are performed, adjustments may be necessary. Any increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The following table summarizes allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):

Old Forest fair values (1):

Current assets	$53,258
O&G property, plant and equipment, net	422,903
Other PPE, net	6,199
Other long-term assets	10,427
Goodwill	198,430
Current liabilities	(174,204)
Long-term debt	(394,860)
Deferred income taxes	—
Other long-term liabilities	(81,337)
Total consideration and fair value	$40,816

(1)	The fair value of the proved and unproved oil and gas properties is based on an income (risk adjusted reserve engineering) approach. Other fair value adjustments were made to Old Forest’s assets and liabilities, as appropriate. A change in the estimated fair value of Old Forest’s assets and liabilities would increase or decrease the amount of goodwill recognized from the Combination by the same amount.

2.	Divestiture and Pro Forma Adjustments and Assumptions

The accompanying unaudited pro forma condensed consolidated combined financial statements give pro forma effect to the following:

(a) Sabine O&G Divestiture Adjustments reflect the pro forma impact of the sale of interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area by Sabine O&G on December 18, 2013 as if the sale had been consummated on January 1, 2013.

(b) Old Forest Divestiture Adjustments reflect the pro forma impact of the sale of oil and natural gas properties in the Texas Panhandle in November 2013, in South Texas in February 2013, and in Arkoma in December 2014 by Old Forest as if these sales had been consummated on January 1, 2013. Additional notation is referenced to adjust income tax expense to give effect to the change in the valuation allowance that would have been required or associated with the effects of the pro forma adjustments at statutory rates. As discussed in Old Forest’s Annual and Quarterly Reports on Forms 10-K/A and 10-Q/A for the periods ended December 31, 2013 and September 30, 2014, respectively, Old Forest has placed a full valuation allowance against its deferred tax assets.

(c) Adjustments to reflect Old Forest’s assets and liabilities at their estimated fair values as discussed in Note 1. “Purchase Price Allocation” as well as other pro forma adjustments discussed herein.

(d) Adjustment to reflect the impact on deferred taxes and the estimated income tax effect on the pro forma adjustments described herein using a blended federal and state statutory income tax rate of 36%. A full valuation allowance is recorded to reduce the combined deferred tax asset balance. Based upon all available evidence, it is more likely than not that the deferred tax assets will not be realized. The income tax expense of $3,267 for the year ended December 31, 2013 and income tax expense of $2,259 for the nine months ended September 30, 2014 relate to deferred taxes for goodwill.

(e) Adjustments necessary to reflect assets and liabilities at their estimated fair values as discussed in Note 1. “Preliminary Estimated Purchase Price Allocation.”

(f) Adjustments reflect the accounting for the income tax effects of the purchase accounting adjustments. A full valuation allowance is recorded against the combined net deferred tax asset balance. In addition, adjustments were recorded on the balance sheet to account for the federal and state deferred tax impact of Sabine’s cumulative temporary differences resulting from the change in tax status which will be recognized through income tax expense during the period of the change. The change in tax status is not reflected in the pro forma statement of operations. In connection with the Combination, Sabine O&G’s historical owners contributed entities that were under common control into Old Forest. As a result, tax loss carry forwards of $270 million will be accounted for through equity which will be offset with a corresponding valuation allowance recorded through equity. Adjustments were recorded to account for the valuation allowance on the net deferred tax asset of the combined deferred taxes of Sabine O&G and Old Forest excluding the deferred tax liability related to indefinite lived intangibles of $5.5 million, which is not considered when assessing the valuation allowance on the combined deferred taxes of Sabine O&G and Old Forest.

(g) Adjustments to accrued liabilities include estimated remaining transaction costs totaling $23.4 million yet to be incurred and paid which are offset as an adjustment to capital surplus. Additionally, certain of Old Forest’s unvested stock-based compensation awards vested upon the consummation of the Combination and settled in cash. These Phantom Stock Units were liability based awards that had been accrued with a value of approximately $0.4 million in current liabilities and $0.2 million in long-term liabilities based on amounts recorded in Old Forest’s September 30, 2014 trial balance. These accruals have been removed within adjustment (e) recorded to reflect Old Forest assets and liabilities at their fair values.

(h) To eliminate the historical Member’s capital of Sabine O&G, Capital surplus and accumulated other comprehensive income of Old Forest and to recognize the additional $7.9 million related to common stock and $24.9 million related to preferred stock, each issued in the aggregate to Sabine Investor Holdings and AIV Holdings and Capital surplus as a result of the purchase accounting.

(i) To reflect adjustments to basic and diluted earnings per share data based on an estimated 199 million weighted average basic and diluted Sabine common shares outstanding upon consummation of the Combination. The 251 million shares of Series A non-voting equity-equivalent preferred shares were not included in the calculations of diluted earnings per share as their inclusion would have an antidilutive effect.

(j) Adjustment to exclude transaction costs recognized in the current period.

3.	Pro Forma Supplemental Oil and Natural Gas Disclosures

The following schedules reflect Sabine O&G’s and Old Forest’s combined supplemental information regarding oil and natural gas producing activities, giving effect to the merger as if it had taken place on January 1, 2013. The following estimates of proved oil and natural gas reserves, both developed and undeveloped, represent combined estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively minor expenditures are required for completion.

Disclosures of oil and natural gas reserves which follow are based on estimates as of December 31, 2013 in accordance with guidelines established by the SEC. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable and possible reserves. The information provided does not necessarily represent the combined companies’ estimate of expected future cash flows or value of proved oil and natural gas reserves.

Changes in estimated reserve quantities:

	Sabine O&G				Old Forest				Combined
	Oil (Mbbls)	NGLS (Mbbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)	Oil (Mbbls)	NGLS (Mbbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)	Oil (Mbbls)	NGLS (Mbbls)	Natural Gas (Bcf)	Natural Gas Equivalents (Bcfe)
Estimated Proved Reserves
Balance at December 31, 2012	16.0	29.4	709.0	980.8	33.7	41.3	912.8	1,362.6	49.7	70.7	1,621.8	2,343.4
Revision of previous estimates	0.1	—	(58.3)	(57.4)	(3.4)	(2.0)	22.0	(10.2)	(3.3)	(2.0)	(36.3)	(67.6)
Extensions and discoveries	6.9	5.4	73.7	147.5	11.6	4.6	51.1	148.4	18.5	10.0	124.8	295.9
Production (1)	(1.4)	(1.8)	(44.0)	(63.4)	(2.3)	(2.5)	(46.7)	(75.4)	(3.7)	(4.3)	(90.7)	(138.8)
Sale of minerals in Place	(4.7)	(8.0)	(92.1)	(168.2)	(23.0)	(29.7)	(494.7)	(800.5)	(27.7)	(37.7)	(576.8)	(968.7)

Balance at December 31, 2013	16.9	25.0	588.3	839.3	16.7	11.7	454.6	624.9	33.6	36.7	1,042.9	1,464.2

Estimated Proved Developed Reserves
December 31, 2012	3.8	10.3	415.0	499.2	12.3	25.5	710.3	937.3	16.1	35.8	1,125.3	1,436.5
December 31, 2013	6.0	11.6	360.6	466.1	6.2	6.9	336.3	414.4	12.2	18.5	696.9	880.5

The following table sets forth unaudited pro forma supplemental oil and natural gas disclosures concerning the combined companies’ discounted future net cash flows from proved oil and natural gas reserves as of December 31, 2013, net of income tax expense, and giving effect to the merger as if it had taken place on January 1, 2013. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and natural gas activities as of December 31, 2013. Cash flows relating to Old Forest are based on Old Forest’s evaluation of reserves. Future income tax expense on the combined companies’ properties was calculated based on the combined companies’ estimated tax rate after giving effect to the pro forma transactions.

Standardized measure of discounted future net cash flows from estimated production of proved oil and natural gas reserves (in thousands) as of December 31, 2013:

	Sabine O&G	Old Forest	Pro Forma Adjustments (1)	Combined
Future cash inflows	4,667,459	3,459,749	—	8,127,208
Future production costs	(1,127,359)	(1,165,344)	—	(2,292,703)
Future development costs	(682,876)	(676,684)	—	(1,359,560)
Future income taxes	—	(18,441)	(32,571)	(51,012)

Future net cash flows	2,857,224	1,599,280	(32,571)	4,423,933

10% annual discount for estimated timing of cash flows	(1,506,352)	(864,672)	6,459	(2,364,565)

Standardized measure of discounted future net cash flows	1,350,872	734,608	(26,112)	2,059,368

(1)	Pro forma adjustments related to reflecting the income tax expense on the combined future net cash flows giving a tax effect to Sabine O&G’s historical flow through financial statements, based on the combined companies’ estimated effective tax rate, after giving effect to the pro forma adjustments.

Changes in standardized measure of discounted future net cash flows from proved oil and natural gas reserves (in thousands):

	Sabine O&G	Old Forest	Pro Forma Adjustments (1)	Combined
Beginning Balance	909,793	1,397,097	—	2,306,890
Revisions of previous estimates:
Changes in prices and costs	186,943	222,516	—	409,459
Changes in quantity	45,167	(114,712)	—	(69,545)
Additions to proved reserves	392,752	295,585	—	688,337
Sale of oil, natural gas and NGL, net	(274,180)	(337,914)	—	(612,094)
Sales of reserves	(152,677)	(1,099,372)	—	(1,252,049)
Accretion of discount	90,973	143,432	—	234,405
Changes in estimated future developments costs	22,181	50,568	—	72,749
Previously estimated future development costs incurred	117,377	128,482	—	245,859
Change in rate of production and other, net	12,542	19,321	—	31,863
Net change in income tax	—	29,605	(26,112)	3,493

Net change	441,078	(662,489)	(26,112)	(247,523)

Ending Balance	1,350,872	734,608	(26,112)	2,059,367

(1)	Pro forma adjustments related to reflecting the income tax expense on the combined future net cash flows giving a tax effect to Sabine’s historical flow through financial statements, based on the combined companies’ estimated effective tax rate, after giving effect to the pro forma adjustments.